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                                                                   EXHIBIT 3


                            PLATINUM ENTERTAINMENT, INC.

                       CERTIFICATE OF THE POWERS, DESIGNATIONS,
                            PREFERENCES AND RIGHTS OF THE
                        SERIES C CONVERTIBLE PREFERRED STOCK,
                              PAR VALUE $.001 PER SHARE

                Pursuant to Section 151 of the General Corporation Law
                               of the State of Delaware


         The following resolution was duly adopted by the Board of Directors of Platinum Entertainment Inc., a Delaware corporation (the "Corporation"), pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, on December 12, 1997, by the unanimous written consent of the Board of Directors:

         RESOLVED that, pursuant to the authority expressly granted to the Board of Directors of the Corporation by the Certificate of Incorporation of the Corporation, and pursuant to Section 151(g) of the General Corporation Law of the State of Delaware, there be created from the 46,515,152 shares of Preferred Stock, par value $.001 per share (the "Preferred Stock"), of the Corporation authorized to be issued pursuant to the Certificate of Incorporation, a series of Preferred Stock consisting of 2,500 shares of Series C Convertible Preferred Stock (the "Series C Preferred Stock"), the voting powers, designations, preferences and relative, participating, optional or other special rights of which, and qualifications, limitations or restrictions thereof, shall be as follows:

         1. DEFINITIONS. As used herein, the following terms shall have the following meanings:

              1.1 "Affiliate" shall mean, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such first Person. For the purpose of this definition, "control" shall mean, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

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              1.2  "Affiliate Warrants" shall mean the warrant for an
aggregate of 135,000 shares of Common Stock to be issued to Platinum venture Partners I, L.P., and the warrant for an aggregate of 315,000 shares of Common Stock to be issued to Platinum Venture Partners II, L.P., each such warrant to be issued on the Closing Date (as defined in the Investment Agreement).

              1.3 "Board of Directors" shall mean the Board of Directors of the Corporation or, with respect to any action to be taken by the Board of Directors, any committee of the Board of Directors duly authorized to take such action.

              1.4 "Business Day" shall mean any day other than a Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required by law or executive order to close.

              1.5 "Certificate of Incorporation" shall mean the Certificate of Incorporation of the Corporation, as amended from time to time.

              1.6 "Change of Control" shall mean (i) the direct or indirect sale, lease, exchange or other transfer of all or substantially all of the assets of the Corporation to any Person or group of Persons acting in concert as a partnership or other group within the meaning of Rule 13d-5 under the Exchange Act (a "GROUP OF PERSONS"), (ii) the merger or consolidation of the Corporation with or into another corporation with the effect that the then existing stockholders of the Corporation hold less than 50% of the combined voting power of the then outstanding securities of the surviving corporation of such merger or the corporation resulting from such consolidation ordinarily (and apart from rights accruing under special circumstances) having the right to vote in the election of directors, (iii) the replacement of a majority of the Board of Directors, over a two-year period, from the directors who constituted the Board of Directors at the beginning of such period, and such replacement shall not have been approved by the Board of Directors (or its replacements approved by the Board of Directors) as constituted at the beginning of such period, or (iv) a Person or Group of Persons (other than the Investors and their Affiliates, employees, partners or members) shall, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, have become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Corporation representing 49% or more of the combined voting power of the then outstanding securities of the Corporation ordinarily (and apart from rights accruing under special circumstances) having the right to vote in the election of directors. Notwithstanding the foregoing, no Change of Control shall be deemed to have occurred (a) upon the acquisition of any shares of Common Stock of the Company pursuant to the exercise of any warrants issued pursuant to the Investment Agreement, (b) upon the exercise of any of the rights and privilges granted to each of the Purchasers pursuant to Section 6.2.5 of the Investment Agreement, (c) upon the exercise of any rights and privileges granted to the holders of the Series B Preferred Stock pursuant to Section 5.1 of the

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                                                                            3

Series B Certificate of Designation or (d) otherwise as a result of the equity ownership or designation of directors by the Investors or their Affiliates, employees, partners or members.

              1.7 "Class A Common Stock" shall mean the class of Class A Common Stock, par value $.001 per share, of the Corporation or any other class of stock resulting from successive changes or reclassifications of such Class A Common Stock consisting solely of changes in par value, or from par value to no par value, or as a result of a subdivision or combination.

              1.8 "Class B Common Stock" shall mean the class of Class B Common Stock, par value $.001 per share, of the Corporation or any other class of stock resulting from successive changes or reclassifications of such Class B Common Stock consisting solely of changes in par value, or from par value to no par value, or as a result of a subdivision or combination.

              1.9 "Closing Price" of the Common Stock, as of any day, shall mean (a) the last reported sale price of such stock (regular way), or, in case no such sale takes place on such day, the average of the closing bid and asked prices, in either case as reported on the principal national securities exchange on which such stock is listed or admitted to trading or (b) if the Common Stock is not listed or admitted to trading on any national securities exchange, the last reported sale price, or in case no such sale takes place on such day, the average of the highest reported bid and the lowest reported asked quotation for the Common Stock, in either case reported on NASDAQ, or a similar service if NASDAQ is no longer reporting such information.

              1.10 "Common Stock" shall mean the class of Common Stock, par value $.001 per share, of the Corporation or any other class of stock resulting from successive changes or reclassifications of such Common Stock consisting solely of changes in par value, or from par value to no par value, or as a result of a subdivision or combination.

              1.11 "Common Stock Conversion Rate" shall mean, as of any date, a rate for each share of Series C Preferred Stock equal to (i) the Liquidation Value thereof plus all accrued and unpaid dividends thereon (whether or not declared), divided by (ii) the Conversion Price in effect as of such date.

              1.12 "Conversion Price" shall mean (x) prior to the expiration of the Thirty Day Period (as defined below), $5.9375 per share of Common Stock, as

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                                                                            4

adjusted hereunder (the "Initial Conversion Price"), or (y) after the expiration of the Thirty Day Period, the lesser of (1) the Initial Conversion Price, as adjusted hereunder, and (2) 100% of the average of the daily Closing Price per share of Common Stock for the 30 consecutive trading days following the release by the Corporation of its consolidated earnings statement for the fiscal year ending May 31, 1998 (the "Thirty Day Period"), subject to appropriate adjustment for the events described in Section 4.5(a) herein if any such event occurs during the Thirty Day Period; provided that if the shares of Common Stock are not then traded on any national securities exchange or quoted by NASDAQ or a similar service, the Closing Price for the foregoing purposes shall be deemed to be the fair market value of the shares of Common Stock as determined in good faith by the Board of Directors of the Corporation. If the holders of a majority of the outstanding shares of Series B Preferred Stock disagree with the Board's determination of fair market value for purposes of the Series B Preferred Stock, the fair market value for purposes of the Series C Preferred Stock shall be the fair market value determined for purposes of the Series B Preferred Stock. The Conversion Price as determined in accordance with the foregoing shall be adjusted from time to time in accordance with the provisions of Section 4.

              1.13 "Current Market Price" shall mean, with respect to each share of Common Stock as of any date, the average of the daily Closing Prices per share of Common Stock for the 10 consecutive Trading Days commencing 15 Trading Days prior to such date; provided that if on any such date the shares of Common Stock are not listed or admitted for trading on any national securities exchange or quoted by NASDAQ or a similar service, the Current Market Price for a share of Common Stock shall be the fair market value of such share as determined in good faith by the Board of Directors; PROVIDED, HOWEVER, that if the holders of the shares of Series B Preferred Stock disagree with the Board's determination of fair market value for purposes of the Series B Preferred Stock, the fair market value for purposes of the Series C Preferred Stock shall be the fair market value determined for purposes of the Series B Preferred Stock.

         1.14 "Dividend Amount" shall mean an amount per share of Series C Preferred Stock (rounded to the nearest $ .01) equal to (1) $30 per $1,000 Liquidation Value of Series C Preferred Stock during the first year after the Issue Date, (2) $35 per $1,000 Liquidation Value of Series C Preferred Stock during the second year after the Issue Date, (3) $40 per $1,000 Liquidation Value of Series C Preferred Stock during the third year after the Issue Date,
(4) $45 per $1,000 Liquidation Value of Series C Preferred Stock during the fourth and fifth years after the Issue Date and (5) $50 per $1,000 Liquidation Value of Series C Preferred Stock at all times after the fifth anniversary of the Issue Date.

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                                                                            5

              1.15 "Dividend Rate" shall mean (1) 3% per quarter during the first year after the Issue Date, (2) 3.5% per quarter during the second year after the Issue Date, (3) 4% per quarter during the third year after the Issue Date, (4) 4.5% per quarter during the fourth and fifth years after the Issue Date and (5) 5% per quarter at all times after the fifth anniversary of the Issue Date.

              1.16 "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

              1.17 "Excluded Securities" means (a) shares of Common Stock issued upon conversion or exercise of convertible securities, warrants and options of the Corporation outstanding on the Issue Date, (b) shares of Common Stock, and options to purchase such shares, issued to officers, directors, employees or former employees of, or consultants to, the Corporation or any of its subsidiaries pursuant to any equity incentive plan, agreement or other arrangement which has been approved by a vote of at least two-thirds (2/3rds) of the Board of Directors, (c) shares of Common Stock issued upon conversion of shares of the Company's Series B Preferred Stock,
(d) shares of Common Stock issued upon exercise of the warrants issued to the purchasers of the shares of Series B Preferred Stock pursuant to the Investment Agreement, (e) shares of Common Stock issued upon conversion of shares of the Series C Preferred Stock, (f) shares of Common Stock issued upon exercise of the Affiliate Warrants and (g) shares of Common Stock issued upon exercise of the Harnick Warrant.

              1.18 "Harnick Warrant" means the warrant to purchase 50,000 shares of Common Stock to be issued to Carl D. Harnick on the Closing Date (as defined in the Investment Agreement).

              1.19 "Issue Date" shall mean the Closing Date (as defined in the Investment Agreement).

              1.20 "Investment Agreement" shall mean the Investment Agreement, dated as of October 12, 1997, as amended, between the Corporation, the Investors and certain other parties thereto, as hereafter amended from time to time.

              1.21 "Investors" shall mean MAC Music LLC, a Delaware limited liability company, and SK-Palladin Partners, LP, a Delaware limited partnership.

              1.22 "Junior Stock" shall mean the Common Stock, the Class A

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                                                                            6


Common Stock, the Class B Common Stock, the Series A-1 Preferred Stock, the Series A-2 Preferred Stock and the shares of any other class or series of stock of the Corporation which, by the terms of the Certificate of Incorporation or of the instrument by which the Board of Directors, acting pursuant to authority granted in the Certificate of Incorporation, shall fix the relative rights, preferences and limitations thereof, shall be junior to the Series C Preferred Stock in respect of the right to receive dividends and to participate in any distribution of assets other than by way of dividends.

              1.23 "Liquidation Value" shall have the meaning assigned to such term in Section 6.1 hereof.

              1.24 "NASDAQ" shall mean the National Association of Securities Dealers, Inc. Automated Quotation System.

              1.25 "Parity Stock" shall mean the shares of Series B Preferred Stock and shares of any other class or series of stock of the Corporation which, by the terms of the Certificate of Incorporation or of the instrument by which the Board of Directors, acting pursuant to authority granted in the Certificate of Incorporation, shall fix the relative rights, preferences and limitations thereof, shall, in the event that the stated dividends thereon are not paid in full, be entitled to share ratably with the Series C Preferred Stock in the payment of dividends, including accumulations, if any, in accordance with the sums which would be payable on such shares if all dividends were declared and paid in full, and shall, in the event that the amounts payable thereon on liquidation are not paid in full, be entitled to share ratably with the Series C Preferred Stock in any distribution of assets other than by way of dividends in accordance with the sums which would be payable in such distribution if all sums payable were discharged in full; PROVIDED, HOWEVER, that the term "Parity Stock" shall be deemed to refer (i) in Section 2.2 hereof, to any stock which is Parity Stock in respect of the right to receive dividends and (ii) in Section 6 hereof, to any stock which is Parity Stock in respect of any distribution of assets other than by way of dividends.

              1.26 "Person" shall mean any individual, corporation, partnership, joint venture, association, joint-stock company, trust, limited liability company, unincorporated organization, estate, other entity or government or any agency or political subdivision thereof.

              1.27 "Pro Rata Repurchase" shall mean any purchase of shares of Common Stock by the Corporation or by any of its subsidiaries whether for cash, shares of capital stock of the Corporation,

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                                                                            7

other securities of the Corporation, evidences of indebtedness of the Corporation or any other Person or any other property (including, without limitation, shares of capital stock, other securities or evidences of indebtedness of a subsidiary of the Corporation), or any combination thereof, effected while any of the shares of Series C Preferred Stock are outstanding, which purchase is subject to Section 13(e) of the Exchange Act or is made pursuant to an offer made available to all holders of Common Stock.

              1.28 "Senior Stock" shall mean the shares of any class or series of stock of the Corporation which, by the terms of the Certificate of Incorporation or of the instrument by which the Board of Directors, acting pursuant to authority granted in the Certificate of Incorporation, shall fix the relative rights, preferences and limitations thereof, shall be senior to the Series C Preferred Stock in respect of the right to receive dividends or to participate in any distribution of assets other than by way of dividends.

              1.29 "Series A-1 Preferred Stock" shall mean the class of Series A-1 Non Convertible Preferred Stock, par value $.001 per share, of the Corporation or any other class of stock resulting from successive changes or reclassifications of such Series A-1 Non Convertible Preferred Stock consisting solely of changes in par value, or from par value to no par value, or as a result of a subdivision or combination.

              1.30 "Series A-2 Preferred Stock" shall mean the class of Series A-2 Convertible Preferred Stock, par value $.001 per share, of the Corporation or any other class of stock resulting from successive changes or reclassifications of such Series A-2 Convertible Preferred Stock consisting solely of changes in par value, or from par value to no par value, or as a result of a subdivision or combination.

              1.31 "Series B Preferred Stock" shall mean the class of Series B Convertible Preferred Stock, par value $.001 per share, of the Corporation or any other class of stock resulting from successive changes or reclassifications of such Series B Convertible Preferred Stock consisting solely of changes in par value, or from par value to no par value, or as a result of a subdivision or combination.

              1.32 "Series B Certificate of Designation" shall mean the Certificate of the Powers, Designations, Preferences and Rights of the Series B Convertible Preferred Stock, Par Value $.001 Per Share, in the form filed by the Corporation with the Secretary of State of Delaware, as the same may be amended from time to time.

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                                                                            8

              1.33 "Trading Day" shall mean, so long as the Common Stock is listed or admitted to trading on a national securities exchange, a day on which the principal national securities exchange on which the Common Stock is listed is open for the transaction of business, or, if the Common Stock is not so listed or admitted for trading on any national securities exchange, a day on which NASDAQ is open for the transaction of business.

         2.   DIVIDENDS.

              2.1 The holders of the outstanding shares of Series C Preferred Stock shall be entitled to receive quarterly dividends, when, as and if declared by the Board of Directors out of funds legally available therefor. Each quarterly dividend shall be an amount per share (rounded to the nearest $.01) equal to the Dividend Amount and shall be payable on the last Business Day of August, November, February and May in each year (each a "Dividend Payment Date"), to the holders of record of Series C Preferred Stock at the close of business on the preceding Business Day, or such other dates as are fixed by the Board Directors within ten (10) days prior to the Dividend Payment Date (each a "Record Date"). Such dividends shall become payable beginning on the first Dividend Payment Date for which the Record Date is subsequent to the Issue Date. Dividends on each share of Series C Preferred Stock shall be cumulative and shall accrue on a day-to-day basis, whether or not earned, from and after the day immediately succeeding the date on which such share was issued, and shall be payable in cash (except upon conversion). Dividends on the Series C Preferred Stock that are not declared and paid when due will compound quarterly on each Dividend Payment Date at the Dividend Rate. Dividends payable for any partial dividend period shall be computed on the basis of actual days elapsed over a 360 day year.

              2.2  Except as hereinafter provided in this Section 2.2, unless
(a) full cumulative dividends on the outstanding shares of Series C Preferred Stock and any Parity Stock that shall have accrued and become payable as of any date shall have been paid, or declared and funds shall have been set apart for payment thereof, and (b) all applicable redemption, exchange and repurchase obligations with respect to the outstanding shares of Series C Preferred Stock and any Parity Stock shall have been satisfied, no dividend or other distribution (payable other than in shares of Junior Stock) shall be paid to the holders of Junior Stock or Parity Stock, and no shares of Series C Preferred Stock, Parity Stock or Junior Stock shall be purchased or redeemed by the Corporation or any of its subsidiaries (except by conversion into or exchange for, or out of the net cash proceeds from the concurrent sale of, Junior Stock), nor shall any monies be paid or made available for a sinking fund for the purchase or

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redemption of any Series C Preferred Stock, Junior Stock or Parity Stock;
PROVIDED, HOWEVER, nothing set forth herein shall prohibit or limit the Corporation's ability to (i) purchase shares of Series B Preferred Stock in accordance with the terms of Section 7 of the Series B Certificate of Designation, or (ii) purchase in accordance with the terms set forth therein any of the warrants issued pursuant to the Investment Agreement following a "change of control" as defined in such warrants unless, in the cases of both clauses (i) and (ii), the Corporation is also required to purchase shares of Series C Preferred Stock pursuant to Section 7 of this Certificate of Designation. When dividends are not paid in full upon the shares of Series C Preferred Stock and any Parity Stock, all dividends declared upon shares of Series C Preferred Stock and all Parity Stock shall be declared pro rata so that the amount of dividends declared per share on Series C Preferred Stock and all such Parity Stock shall in all cases bear to each other the same ratio that accrued cumulative dividends per share on the shares of Series C Preferred Stock and all such Parity Stock bear to each other. Holders of shares of Series C Preferred Stock shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of full cumulative dividends, as herein provided, on Series C Preferred Stock.

         3.   REDEMPTION.

              3.1 The Corporation may, at its sole option, subject to the provisions of Section 2.2, redeem at any time after the Issue Date, out of funds legally available therefor, all (or, in accordance with Section 3.2, less than all) of the outstanding shares of Series C Preferred Stock at a redemption price for each share of Series C Preferred Stock called for redemption pursuant to this Section 3.1 equal to the Redemption Price (as hereinafter defined). The term "Redemption Price" shall mean, with respect to each share of Series C Preferred Stock, an amount equal to the Liquidation Value thereof and all accrued and unpaid dividends thereon to the redemption date. With respect to each share of Series C Preferred Stock properly tendered for redemption, if the Corporation fails to pay the redemption price upon such tender, the Corporation shall also pay an amount equal to interest on the amount determined in the above sentence at 12% per annum, compounded on a quarterly basis, from the date fixed for redemption to the date the Redemption Price is actually paid.

              3.2  The Corporation may not redeem outstanding shares of Series
C Preferred Stock pursuant to Section 3.1 above unless it concurrently redeems shares of Series B Preferred Stock pursuant to Section 3.1 of the Series B Certificate of Designation. In the event that fewer than all the outstanding shares of Series C Preferred Stock and Series B Preferred Stock are to be redeemed pursuant to Section 3.1 above and pursuant to Section 3.1 of the Series B Certificate of

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                                                                            10

Designation, the number of shares of Series C Preferred Stock and Series B Preferred Stock to be redeemed shall be redeemed on a pro rata basis based on the number of shares held by each holder thereof.

              3.3 In the event the Corporation shall elect to redeem shares of Series C Preferred Stock pursuant to Section 3.1, it shall provide notice of such redemption by first class mail, postage prepaid, mailed not less than sixty (60) nor more than ninety (90) days prior to the redemption date, to each record holder of the shares to be redeemed, at such holder's address as the same appears on the books of the Corporation. Each such notice shall state: (i) the time and date as of which the redemption shall occur; (ii) the total number of shares of Series C Preferred Stock to be redeemed and, if fewer than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (iii) the Redemption Price;
(iv) that shares of Series C Preferred Stock called for redemption may be converted at any time prior to the time and date fixed for redemption (unless
(x) the Corporation shall default in the payment of the Redemption Price, in which case such right shall not terminate at such time and date or (y) the holders of such shares do not yet have the right to convert such shares under
Section 4 below); (v) the Common Stock Conversion Rate; (vi) the place or places where certificates for such shares are to be surrendered for payment of the Redemption Price; and (vii) that dividends on the shares to be redeemed will cease to accrue on such redemption date.

              3.4 If notice of redemption shall have been given by the Corporation as provided in Section 3.3, dividends on the shares of Series C Preferred Stock so called for redemption shall cease to accrue, such shares shall no longer be deemed to be outstanding, and all rights of the holders thereof as stockholders of the Corporation with respect to shares so called for redemption (except the right to receive from the Corporation the Redemption Price without interest and except the right to convert such shares in accordance with Section 4) shall cease (including any right to receive dividends otherwise payable on any Dividend Payment Date that would have occurred after the time and date of redemption) from and after the time and date fixed in the notice of redemption as the time and date of redemption (unless the Corporation shall default in the payment of the Redemption Price, in which case such rights shall not terminate at such time and date). Upon surrender (in accordance with the notice of redemption) of the certificate or certificates for any shares to be so redeemed (properly endorsed or assigned for transfer, if the Corporation shall so require and the notice of redemption shall so state), such shares shall be redeemed by the Corporation at the Redemption Price. In case fewer than all the shares represented by any such certificate are to be redeemed, a new certificate shall be issued representing the unredeemed shares, without cost to the holder thereof, together with the amount of cash, if any, in

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                                                                            11

lieu of fractional shares. Subject to applicable escheat laws, any moneys so set aside by the Corporation and unclaimed at the end of one year from the redemption date shall revert to the general funds of the Corporation, after which reversion the holders of such shares so called for redemption shall look only to the general funds of the Corporation for the payment of the redemption price without interest. Any interest accrued on funds so deposited shall be paid to the Corporation from time to time.

         4.   CONVERSION RIGHTS.

              4.1 Each holder of a share of Series C Preferred Stock shall have the right, at any time after the second anniversary of the Issue Date, or, as to any share of Series C Preferred Stock called for redemption with a date fixed for redemption which is after the second anniversary of the Issue Date, at any time prior to the time and date fixed for such redemption (unless the Corporation defaults in the payment of the Redemption Price, in which case such right shall not terminate at such time and date), to convert such share into fully paid and nonassessable shares of Common Stock at the Common Stock Conversion Rate as of the date of conversion.

              4.2 No fractional shares or scrip representing fractions of shares of Common Stock shall be issued upon conversion of Series C Preferred Stock. Instead of any fractional interest in a share of Common Stock that would otherwise be deliverable upon the conversion of a share of Series C Preferred Stock, the Corporation shall, subject to Section 4.5(e), make a cash payment (calculated to the nearest $.01) equal to such fraction multiplied by the Closing Price of the Common Stock on the last Trading Day prior to the date of conversion.

              4.3 Any holder of shares of Series C Preferred Stock electing to convert such shares into Common Stock shall surrender the certificate or certificates for such shares at the offices of the Corporation (or at such other place as the Corporation may designate by notice to the holders of shares of Series C Preferred Stock) during regular business hours, duly endorsed to the Corporation or in blank, or accompanied by instruments of transfer to the Corporation or in blank, in form reasonably satisfactory to the Corporation, and shall give written notice to the Corporation at such offices that such holder elects to convert such shares of Series C Preferred Stock. As soon as practicable after any holder deposits certificates for shares of Series C Preferred Stock, accompanied by the written notice above prescribed, the Corporation shall issue and deliver at such office to the holder for whose account such shares were surrendered, or to his nominee, certificates representing the number of shares of Common Stock and the cash in lieu of fractional shares, if any, to which such holder is entitled upon such conversion.

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                                                                            12

              4.4 Conversion shall be deemed to have been made as of the date that certificates for the shares of Series C Preferred Stock to be converted and the written notice, are received by the Corporation; and the Person entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such Common Stock on such date. The Corporation shall not be required to deliver certificates for shares of Common Stock while the stock transfer books for such stock or for Series C Preferred Stock are duly closed for any purpose, but certificates for shares of Common Stock shall be issued and delivered as soon as practicable after the opening of such books.

              4.5 The Common Stock Conversion Rate shall be adjusted from time to time as follows:

                   (a) If the Corporation shall, at any time or from time to time while any shares of the Series C Preferred Stock are outstanding, (i) pay a dividend on its Common Stock in shares of its capital stock, (ii) combine its outstanding shares of Common Stock into a smaller number of shares, (iii) subdivide its outstanding shares of Common Stock or (iv) issue by reclassification of its shares of Common Stock any shares of capital stock of the Corporation, then the Common Stock Conversion Rate in effect immediately before such action shall be adjusted so that the holders of the Series C Preferred Stock, upon conversion of shares thereof immediately following such action, shall be entitled to receive the kind and amount of shares of capital stock of the Corporation which they would have owned or been entitled to receive upon or by reason of such event if such shares of Series C Preferred Stock had been converted immediately before the record date or effective date for such action.

                   (b) If the Corporation shall, at any time or from time to time while any of the Series C Preferred Stock is outstanding, issue or sell, or fix a record date for the issuance of, (A) Common Stock (or securities convertible or exchangeable into or exercisable for Common Stock) (other than Excluded Securities) or (B) rights, options or warrants entitling the holders thereof to subscribe for or purchase Common Stock (or securities convertible into or exchangeable or exercisable for shares of Common Stock) (other than Excluded Securities), in any such case, at a price per share (treating the price per share of securities convertible into or exchangeable or exercisable for Common Stock as equal to (x) the sum of (i) the price for a unit of the security convertible into or exchangeable or exercisable for Common Stock plus (ii) any additional consideration initially payable upon the conversion of such security into or the exchange or exercise of such security for Common Stock, divided by (y) the number of shares of Common Stock initially underlying such

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                                                                            13

exercisable, convertible or exchangeable security) that is less than the greater of the Current Market Price of the Common Stock and the Conversion Price on the date of such issuance or such record date (the "Measuring Price"), then the Common Stock Conversion Rate shall be adjusted so that it shall equal the rate determined by multiplying the Common Stock Conversion Rate in effect immediately prior to giving effect to this Section 4.5 by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding (calculated to include the shares of Common Stock underlying the warrants issued under the Investment Agreement, the shares of Common Stock underlying the Affiliate Warrants, the shares of Common Stock underlying the Harnick Warrant and all then currently exercisable, convertible and exchangeable securities that are "in-the-money") on the date of issuance of such rights, options or warrants plus the number of additional shares of Common Stock offered for subscription or purchase (or into or for which the exercisable, convertible or exchangeable securities so offered are initially exercisable, convertible or exchangeable), and the denominator of which shall be the number of shares of Common Stock outstanding (calculated to include the shares of Common Stock underlying the warrants issued under the Investment Agreement, the shares of Common Stock underlying the Affiliate Warrants, the shares of Common Stock underlying the Harnick Warrant and all then currently exercisable, convertible and exchangeable securities that are "in-the-money") on the date of issuance of such rights, options or warrants plus the number of shares which the aggregate offering price of the total number of shares so offered for subscription or purchase (or the aggregate purchase price of the exercisable, convertible or exchangeable securities so offered plus the aggregate amount of any additional consideration initially payable upon exercise, conversion or exchange for or into Common Stock) would purchase at such Measuring Price.

                   (c) If the Corporation shall, at any time or from time to time while any of the Series C Preferred Stock is outstanding, distribute to all holders of shares of its Common Stock (including any such distribution made in connection with a consolidation or merger in which the Corporation is the continuing or surviving corporation and the Common Stock is not changed or exchanged) cash, evidences of indebtedness, securities or other assets (excluding (i) ordinary course cash dividends to the extent such dividends do not exceed the Corporation's retained earnings and (ii) dividends payable in shares of Common Stock for which adjustment is made under Section 4.5(a)) or rights, options or warrants to subscribe for or purchase securities of the Corporation (excluding those for which adjustment is made under Section 4.5(b)), then in each such case the Common Stock Conversion Rate shall be adjusted so that it shall equal the rate determined by multiplying the Common Stock Conversion Rate in effect immediately prior to the date of such distribution by a

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                                                                            14

fraction, the numerator of which shall be the Current Market Price of the Common Stock on the record date referred to below, and the denominator of which shall be such Current Market Price of the Common Stock less the then fair market value (as determined by the Board of Directors in good faith or, if requested by the holders of the Series B Preferred Stock in accordance with the terms of the Series B Certificate of Designation, the fair market value determined pursuant to the Series B Certificate of Designation) of the portion of the cash, evidences of indebtedness, securities or other assets so distributed or of such rights, options or warrants applicable to one share of Common Stock (provided that such denominator shall never be less than $.01).

                   (d) If the Corporation or any subsidiary thereof shall, at any time or from time to time while any of the Series C Preferred Stock is outstanding, make a Pro Rata Repurchase, the Common Stock Conversion Rate shall be adjusted by multiplying the Common Stock Conversion Rate in effect immediately prior to such action by a fraction (which in no event shall be less than one (1)), the numerator of which shall be the product of (i) the number of shares of Common Stock outstanding immediately before such Pro Rata Repurchase minus the number of shares of Common Stock repurchased in such Pro Rata Repurchase and (ii) the Current Market Price of the Common Stock as of the day immediately preceding the first public announcement by the Corporation of the intent to effect such Pro Rata Repurchase, and the denominator of which shall be (i) the product of (x) the number of shares of Common Stock outstanding immediately before such Pro Rata Repurchase and (y) the Current Market Price of the Common Stock as of the day immediately preceding the first public announcement by the Corporation of the intent to effect such Pro Rata Repurchase minus (ii) the aggregate purchase price of the Pro Rata Repurchase (provided that such denominator shall never be less than $.01).

                   (e) All calculations under this Section 4.5 shall be made to the nearest $.01 (with $.005 being rounded upward), one-hundredth of a share (with .005 being rounded upward) or, in the case of a conversion rate, one ten-thousandth (with .00005 being rounded upward). Notwithstanding any other provision of this Section 4.5, the Corporation shall not be required to make any adjustment of the Common Stock Conversion Rate unless such adjustment would require an increase or decrease of at least 0.05% of such rate. Any lesser adjustment shall be carried forward and shall be made at the time of and together with the next subsequent adjustment which, together with any adjustment or adjustments so carried forward, shall amount to an increase or decrease of at least 0.05% in such rate. Any adjustments under this Section 4.5 shall be made successively whenever an event requiring such an adjustment occurs.

                   (f) Whenever an adjustment in the Common Stock Conversion Rate is required, the Corporation shall promptly cause to be mailed (but in any event not later than five (5) days after the date of the event giving rise to such adjustment) first-class postage prepaid, to the holders of record of the outstanding shares of Series C Preferred Stock, notice of such adjustment and a certificate of a firm of independent public accountants of recognized national standing selected by the Board of Directors (who shall be appointed at the Corporation's expense and who may be the independent public accountants regularly employed by the Corporation) setting forth the adjusted Common Stock Conversion Rate in effect as of such date determined as provided herein. Such notice and certificate shall set forth in reasonable detail such facts as shall be necessary to show the reason for and the manner of computing such adjustment.

                   (g) In the event that at any time as a result of an adjustment made pursuant to this Section 4.5, the holder of any share of Series C Preferred Stock thereafter surrendered for conversion shall become entitled to receive any shares of stock of the Corporation other than shares of Common Stock, the conversion rate of such other shares so receivable upon conversion of any such share of Series C Preferred Stock shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to Common Stock contained in subparagraphs (a) through (f) and (h) of this Section 4.5, and the provisions of this Section 4 with respect to the Common Stock shall apply on like or similar terms to any such other shares and the determination of the Board of Directors as to any such adjustment shall be conclusive.

                   (h) No adjustment shall be made pursuant to this Section if the effect thereof would be to reduce the Conversion Price below the par value of the Common Stock.

              4.6 In case (a) any consolidation or merger to which the Corporation is a party, other than a merger or consolidation in which the Corporation is the surviving or continuing corporation and which does not result in any reclassification of, or change (other than a change in par value or from par value to no par value or from no par value to par value, or as a result of a subdivision or combination) in, outstanding shares of Common Stock or (b) any sale or conveyance of all or substantially all of the property and assets of the Corporation is effected in such a way that the holders of Common Stock shall be entitled to receive stock or other securities or assets with respect to or in exchange for Common Stock, then upon conversion of each share of Series C Preferred Stock the holder thereof shall be entitled to receive the kind and amount of shares of stock or other securities and property receivable upon such consolidation, merger, sale or conveyance by a holder of the number of shares of Common Stock into which such shares of Series C Preferred Stock could have been converted immediately prior to such consolidation, merger, sale or conveyance, subject to adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 4. The Corporation shall not enter into any of the transactions referred to in clause (a) or (b) of the preceding sentence unless provision shall be made so as to give effect to the provisions set forth in this Section 4.6. The provisions of this Section 4.6 shall apply similarly to successive consolidations, mergers, sales or conveyances.

              4.7 The Corporation shall at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued stock, for the purpose of effecting the conversion of the shares of Series C Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series C Preferred Stock into such Common Stock at any time (assuming that, at the time of the computation of such number of shares, all such Common Stock would be held by a single holder). The Corporation shall from time to time, in accordance with the laws of the State of Delaware, use its best efforts to cause the authorized amount of Common Stock to be increased if the aggregate of the authorized amount of the Common Stock remaining unissued and the issued shares of such Common Stock in its treasury (other than any shares of such Common Stock reserved for issuance in any other connection) shall not be sufficient to permit the conversion of the shares of Series C Preferred Stock into the Common Stock. The Corporation covenants that any shares of Common Stock issued upon conversions of the Series C Preferred Stock shall be validly issued, fully paid and nonassessable.

              4.8 If any shares of Common Stock which would be issuable upon conversion of shares of Series C Preferred Stock hereunder require registration with or approval of any governmental authority before such shares may be issued upon conversion, the Corporation will in good faith and as expeditiously as possible cause such shares to be duly registered or approved, as the case may be.

              4.9 The Corporation shall pay any and all issue or other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of Series C Preferred Stock pursuant hereto. The Corporation shall not, however, be required to pay any tax which is payable in respect of any transfer involved in the issue or delivery of Common Stock in a name other than that in which the shares of Series C Preferred Stock so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of such tax, or has established, to the satisfaction of the Corporation, that such tax has been paid.

              4.10 For purposes of this Section 4, the number of shares of Common Stock at any time outstanding shall not include any shares of Common Stock then owned or held by or for the account of the Corporation or any subsidiary. The Corporation shall not pay a dividend or make any distribution on shares of Common Stock held in the treasury of the Corporation.

              4.11 If any action or transaction would require adjustment of the Common Stock Conversion Rate pursuant to more than one paragraph of this
Section 4, only one adjustment shall be made and each such adjustment shall be the amount of adjustment that has the highest absolute value.

              4.12 In case:

                   (a) of a consolidation or merger to which the Corporation is a party and for which approval of any stockholders of the Corporation is required; or

                   (b) of the voluntary or involuntary dissolution, liquidation or winding up of the Corporation; or

                   (c)  of any Pro Rata Repurchase;

then, in each case, the Corporation shall cause to be mailed, first-class postage prepaid, to the holders of record of the outstanding shares of Series C Preferred Stock, at least twenty (20) days prior to the applicable record date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of any distribution or grant of rights or warrants triggering an adjustment to the Common Stock Conversion Rate pursuant to this Section 4, or, if a record is not to be taken, the date as of which the holders of record of Common Stock entitled to such distribution, rights or warrants are to be determined, or (y) the date on which any reclassification, consolidation, merger, sale, conveyance, dissolution, liquidation, winding up or Pro Rata Repurchase is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, conveyance, dissolution, liquidation, winding up or Pro Rata Repurchase. Failure to give the notice specified hereunder shall have no effect on the status or effectiveness of the action to which the required notice relates.

         5. VOTING. The shares of Series C Preferred Stock shall have no voting rights except as required by law.

         6.   LIQUIDATION RIGHTS.

              6.1 Upon the dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, the holders of the shares of Series C Preferred Stock shall be entitled to receive out of the assets of the Corporation available for distribution to stockholders, in preference to the holders of, and before any payment or distribution shall be made on, Junior Stock, the amount of $1,000 per share (the "Liquidation Value"), plus an amount equal to all accrued and unpaid dividends to the date of final distribution (whether or not declared).

              6.2 Neither the sale, exchange or other conveyance (for cash, shares of stock, securities or other consideration) of all or substantially all the property and assets of the Corporation nor the merger or consolidation of the Corporation into or with any other corporation, or the merger or consolidation of any other corporation into or with the Corporation, shall be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary, for the purposes of this Section 6.

              6.3 After the payment to the holders of the shares of Series C Preferred Stock of full preferential amounts provided for in this Section 6, the holders of Series C Preferred Stock as such shall have no right or claim to any of the remaining assets of the Corporation.

              6.4 In the event the assets of the Corporation available for distribution to the holders of shares of Series C Preferred Stock upon any dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, shall be insufficient to pay in full all amounts to which such holders are entitled pursuant to Section 6.1, no such distribution shall be made on account of any shares of any Parity Stock upon such dissolution, liquidation or winding up unless proportionate distributive amounts shall be paid on account of the shares of Series C Preferred Stock, ratably, in proportion to the full distributable amounts for which holders of all Parity Stock are entitled upon such dissolution, liquidation or winding up.

         70   CHANGE OF CONTROL

              7.1 In the event that the Corporation becomes aware of a Change of Control or pending Change of Control, the Corporation shall make an offer (the "Change of Control Offer") to purchase all of the outstanding shares of Series C Preferred Stock at a purchase price for each share of Series C

Preferred Stock equal to the Repurchase Price (as hereinafter defined) on the effective date of such Change of Control (the "Trigger Date"). The Repurchase Price will be payable (x) in cash, in the case of a Change of Control pursuant to clause (i) through (iii) of the definition of a Change of Control and (y), at the Corporation's election, either in cash or in Common Stock, in the case of a Change of Control pursuant to clause (iv) of the definition of a Change of Control. In the event that the Corporation elects to pay the Repurchase Price in Common Stock, such Common Stock shall be concurrently registered under the Act and under the securities or blue sky laws of any jurisdiction designated by any holder of Series C Preferred Stock which accepts the Change of Control Offer. The term "Repurchase Price" shall mean, with respect to each share of Series C Preferred Stock, (x) if paid in cash, 110% of the sum of the Liquidation Value thereof and any accrued and unpaid dividends thereon to the date of such purchase, or (y) if paid in Common Stock, 125% of the sum of the Liquidation Value thereof and any accrued and unpaid dividends thereon to the date of such purchase. With respect to each share of Series C Preferred Stock properly tendered for repurchase, if the Corporation fails to pay the Repurchase Price upon such tender, the Corporation shall also pay an amount equal to interest on the amount determined in the above sentence at 12% per annum, compounded on a quarterly basis, from the date fixed for repurchase to the date the Repurchase Price is actually paid. The Change of Control Offer must be made as soon as practicable and if possible not less than sixty (60) days prior to the Trigger Date, shall remain open for at least forty (40) and not more than fifty (50) days (or such longer time as may be required by applicable law or regulation) and shall comply, to the extent required, with the applicable requirements of Rule 14e-1 under the Exchange Act and any other applicable securities laws and regulations.

              7.2 In the event the Corporation is required to make a Change of Control Offer pursuant to Section 7.1, it shall provide notice of such Change of Control Offer (the "Notice of Offer") by first class mail, postage prepaid, to each record holder of the shares of Series C Preferred Stock, at such holder's address as the same appears on the books of the Corporation. Each such Notice of Offer shall state: (i) that the Corporation is offering to purchase all outstanding shares of Series C Preferred Stock and that such offer is irrevocable; (ii) the Trigger Date, which will be the date on which any such purchase will be consummated; (iii) the total number of shares of Series C Preferred Stock which the Corporation is offering to purchase from such holder; (iv) the Repurchase Price; (v) the last day on which the Change of Control Offer may be accepted (the "Expiration Date"), (vi) the place or places where certificates for shares of Series C Preferred Stock are to be surrendered for payment of the Repurchase Price and (vii) in the event of a Change of Control pursuant to clause (iv) of the definition of a Change of Control, the terms, amount and kind of consideration paid and the identity, if known by the Corporation, of the Person or Group of Persons triggering such Change of Control and whether the Corporation is electing to pay the Repurchase Price in cash or Common Stock.

              7.3 Any holder of outstanding shares of Series C Preferred Stock may, at its sole option, elect to accept the Change of Control Offer with respect to all or less than all of such holder's outstanding Series C Preferred Stock by delivering written notice of such acceptance to the Corporation on or before the Expiration Date. On the Trigger Date, the Corporation will pay to each holder that has accepted the Change of Control Offer the Repurchase Price for the shares of Series C Preferred Stock which such holder has elected to sell to the Corporation against delivery (in accordance with the Notice of Offer) of the certificate or certificates for any shares to so purchased (properly endorsed or assigned for transfer, if the Corporation shall so require and the Notice of Offer shall so state). In case fewer than all the shares represented by any such certificate are to be repurchased, a new certificate shall be issued representing the shares which are not purchased, without cost of the holder thereof, together with the amount of cash, if any, in lieu of fractional shares.

         80   OTHER PROVISIONS.

              8.1 Shares of Series C Preferred Stock issued and reacquired will, upon compliance with the applicable requirements of Delaware law, have the status of authorized but unissued shares of Preferred Stock of the Corporation undesignated as to series and may with any and all other authorized but unissued shares of Preferred Stock of the Corporation be designated or redesignated and issued or reissued, as the case may be, as part of any series of Preferred Stock of the Corporation, except that any issuance or reissuance of shares of Series C Preferred Stock must be in compliance with this certificate of designation.

              8.2 The Corporation shall be entitled to recognize the exclusive right of a Person registered on its records as the holder of shares of Series C Preferred Stock, and such record holder shall be deemed the holder of such shares for all purposes.

              8.3 All notice periods referred to herein shall commence on the date of the mailing of the applicable notice.

         IN WITNESS WHEREOF, Platinum Entertainment, Inc. has caused this
certificate to be signed and attested this     day of December, 1997.

                        PLATINUM ENTERTAINMENT, INC.

                        By:_________________________________
                        Name:   Steven Devick
                        Title:  Chief Executive Officer